EX 99.28(p)(17)

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED CHAPTER 4 CODE OF ETHICS

Version No.	Effective Date	Approved/Ratified By
2009V1	13 Feb 2009	ACC
2009v2	28 Apr 2009	ACC
2009v3	13 Jul 2009	ACC (via email)
2010v1	18 March 2010	ACC
2010v2	4 August 2010	ACC (via email)
2011v1	25 October 2011	ACC (via email)
2012	28 December 2012	CEO & Board of Directors
2015	21 May 2015	CEO & Board of Directors

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED
CHAPTER 4
CODE OF ETHICS

1.	Why do we need this policy?

1.1.	Eastspring Investments (Singapore) Limited (“Eastspring Singapore” or “the Company” or “the Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”), has adopted this Code of Ethics (“Code”) in accordance with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company’s activities in the US include managing U.S. separate managed account and acting as the sub-adviser to certain U.S. funds.

1.2.	Eastspring Singapore as a Capital Markets Services Licence holder regulated by the MAS is also subject to business and market conduct requirements under the Securities and Futures Act. The Company has therefore extended the application of this Code for the purpose of protecting the interests of all clients whose assets are managed by the Company and the unit holders of Prudential funds/Eastspring Investments funds.

2.	General Rule

2.1.	The Company holds its employees to a high standard of integrity and business practices. In serving its clients, the Company strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with transactions in securities by its employees and for the funds and separate managed accounts under management.

2.2.	While affirming its confidence in the integrity and good faith of all of its employees, managers, officers, and directors, the Company recognizes that the knowledge of, and/or access to, current or future funds portfolio transactions, holdings or valuations could, in certain instances, place such individuals, if they engage in personal transactions in “Securities” (as defined herein), in a position where their personal interests actually conflict or may conflict with the interests of its clients and the separate managed accounts/ funds under management.

2.3.	In view of the foregoing, and of the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, the Company has determined to adopt this Code applicable to the Company and certain of its personnel to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish internal reporting requirements and enforcement procedures. If any officer, director, manager, or employee is unsure, or has questions or concerns, about engaging in a particular course of action or certain conduct or activities that are, or may be, covered by this Code, such person should consult the Chief Compliance Officer (or his/her designee) prior to engaging in such course of action, conduct or activities.

3.	Applicability and Scope

3.1.	This Code of Ethics is intended for the “Supervised Persons” and “Access Persons” of the Company, as defined in the section on Definitions.

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

4.	Definitions

4.1.	“Supervised Person” include:

(i)	Any director, officer, and manager of the Company or other person occupying a similar status or performing similar functions;

(ii)	Employees of the Company; and

(iii)	Any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and “Control” (as Control is defined hereinafter).

4.2.	“Access Person” include:

(i)	Any director, officer or manager of the Company and/or

(ii)	Any Supervised Person of the Company who: (A) has access to nonpublic information regarding the purchase or sale of securities of separate managed accounts/ funds under management, or nonpublic information regarding the portfolio holdings of the separate managed accounts/ funds under management; or (B) is involved in making securities recommendations to the separate managed accounts/ funds under management, or has access to such recommendations that are nonpublic.

Note: A person does not become an Access Person simply by virtue of customarily assisting in the preparation of public reports, or receiving public reports, but not receiving information about current or prospective fund/portfolio recommendations, trading, transactions, or holdings. The Chief Compliance Officer (or his/her designee) shall determine those persons who are Access Persons of the Company and the requisite reporting requirements.

Note: For further information related to Supervised Persons and Access Person, please see the Personal Investment Dealing (“PID”) Procedures.

4.3.	“Exempt Person” include:

(i)	Any Supervised Person who is not an Access Person. In avoidance of doubt, all employees of the Company are Access Persons with the exception of employees under the following departments (i.e. Exempt Person):

a.	Human resource & administration
b.	Finance
c.	Regional finance
d.	IT – Desktop
e.	IT – Infrastructure
f.	IT – Management
g.	Regional Information Securty & IT Governance
h.	Regional Strategic Planning
i.	Project Management Office (excludes individuals who are involved in projects which give them access to portfolio holdings.

(Note: The above list is subject to changes from time to time. The Chief Compliance Officer has the right to review the above list of exemptions and grant further exemptions based on the circumstances present.

(ii)	Eastspring Investments Incorporated (“Eastspring U.S.”) staff members

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

Employees of Eastspring Investments Incorporated (“Eastspring U.S.”) are regarded by the Company as Exempt Persons.

The Company has entered into a solicitor agreement with Eastspring U.S. for purposes of marketing and solicitation for the Company. Eastspring U.S. does not provide investment advice or investment advisory services. Eastspring U.S. which will conduct its solicitation activities in accordance with SEC Rule 206(4)-3 (the “Cash Solicitation Rule”), has adopted its own code of ethics and is subject to day-to-day oversight by Eastspring U.S.’s compliance team. If, however, an employee of Eastspring U.S. or other person by their title with the Company or by their activities with and/or on behalf of the Company, were to come under the Code’s definition of either an “Access Person” or “Supervised Person” of the Company, that person would also come under the scope and requirements of this Code, irrespective of any other code of ethics they might otherwise be subject to. Eastspring U.S. will provide periodic certifications to Eastspring Singapore on the compliance with its code of ethics.

4.4.	A “Security held or to be acquired” by separate managed accounts/ funds under management means any Security which, within the most recent fifteen (15) days: (i) is or has been held by separate managed accounts/ funds under management; or (ii) is being or has been considered by the separate managed accounts/ funds under management for purchase.

4.5.	“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and includes accounts of a spouse, minor children, and any other relatives (parents, adult children, brothers, sisters, etc.) who reside in an Access Person’s home. Beneficial Ownership shall also include those persons whose investments the Access Person directs or Controls, whether the person lives with the Access Person or not, as well as, accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains or may obtain there from a direct or indirect pecuniary interest. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he/she or a member of his/her immediate family has a vested interest in the income or corpus of the trust or estate.

Note: An Access Person will be deemed to have Beneficial Ownership of an account(s), based on the foregoing definition, and such account(s) will be subject to the reporting requirements set forth herein, and may be subject to the pre-clearance requirements set forth herein.

4.6.	“Chief Compliance Officer” means the Chief Compliance Officer/ Head of Compliance of the Company.

4.7.	“Compliance Manual” means the compliance policies and procedures, and other materials, for the Company (accessible via the Compliance Public Folder in Lotus Notes).

4.8.	“Control” means the power to exercise a controlling influence over the management or policies of the separate managed accounts and funds under management, unless such power is solely the result of an official position with the separate managed accounts and funds under management.

4.9.	“Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

4.10.	“Security” shall have the meanings set forth in the following legislation:

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

(a)	U.S. Legislation - Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act

Equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange traded funds, government and municipal bonds and similar instruments, but do not include Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements.

(b)	Singapore Legislation – Section 2 of the Securities and Futures Act

●	debentures or stocks issued or proposed to be issued by a government;
●	debentures, stocks or shares issued or proposed to be issued by a corporation or body unincorporate;
●	any right, option or derivative in respect of any such debentures, stocks or shares;
●	any right under a contract for differences or under any other contract the purpose or pretended purpose of which is to secure a profit or avoid a loss by reference to fluctuations in —
(i) the value or price of any such debentures, stocks or shares;
(ii) the value or price of any group of any such debentures, stocks or shares; or
(iii) an index of any such debentures, stocks or shares;
●	any unit in a collective investment scheme;
●	any unit in a business trust;
●	any derivative of a unit in a business trust; or
●	such other product or class of products as the Authority may prescribe,
●	but does not include —
(i)	futures contracts which are traded on a futures market;
(ii)	bills of exchange;
(iii)	promissory notes;
(iv)	certificates of deposit issued by a bank or finance company whether situated in Singapore or elsewhere; or
such other product or class of products as the Authority may prescribe as not being securities;

4.11.	A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

4.12.	“Personal Investment Transaction” means a transaction by an Access Person for the direct or indirect purchase or sale of a Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

4.13.	A “Limited Offering” or “Private Placement” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under Regulation D of the Securities Act of 1933, as amended.

4.14.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

4.15.	“Reportable fund” means Prudential Group (include affiliates) or Eastspring Investments Unit Trusts/Mutual Funds/Collective Investment Schemes and Jackson mutual funds, which are managed or advised by the Company.

5.	General Fiduciary Principles and Prohibitions

5.1.	Fiduciary Duty to Shareholders. In recognition of the trust and confidence placed in the Company by its clients[2] and separate managed accounts/ funds under management, and to give effect to the Company’s belief that its operations should be directed to the benefit of its clients and separate managed accounts/ funds under management, the Company establishes the following general principles to guide the actions of their managers, directors, officers and employees (collectively termed as “personnel”):

(i)	The interests of the clients and separate managed accounts/ funds under management are paramount, and all of the Company’s personnel must conduct themselves and their operations to give effect to this tenet by placing the interests of the clients and separate managed accounts/ funds under management before their own corporate or individual interests.

(ii)	All personal transactions in securities by the Company’s personnel must be accomplished so as to avoid even a potential conflict of interest on the part of such personnel with the interests of its clients and separate managed accounts/ funds under management .

(iii)	All of the Company’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to its clients and separate managed accounts/ funds under management , or that otherwise bring into question such person’s independence and/or judgment.

(iv)	Information concerning the identity of security, fund, or portfolio holdings and related investment and financial information of its clients and separate managed accounts/ funds under management or any of its portfolios is highly confidential, and all of the Company’s personnel must treat such information accordingly and not disclose such information to any third party external to the Company except pursuant to a duly authorized and appropriately protective written agreement.

(v)	All of the Company’s personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of its clients and separate managed accounts/ funds under management or the Company.

(vi)	All of the Company’s personnel must carry out their responsibilities with respect to the U.S. funds and U.S. separated managed accounts in compliance with the applicable U.S. Federal Securities Laws[3]

[2]	The term “clients” shall be deemed to include owners of variable annuity contracts and variable life insurance policies funded through separate accounts investing in the funds under the Company’s management.

[3]	“U.S. Federal Securities Laws” is generally understood to include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

5.2.	Priority of Transactions. The interests of its clients and separate managed accounts/ funds under management will always be given priority over the personal financial interests of the Company’s personnel – particularly when securities are being traded or investment actions being taken.

5.3.	Anti-Bribery, Anti-Corruption, Gifts And Hospitality. The Company seeks to avoid any conflict of interest through the receipt of gift items from, or entertainment by, various relationships the firm has in the conduct of its business. The Anti-Bribery, Anti-Corruption, Gifts And Hospitality Policy sets out standards of good practice and aims to maintain confidence in the security and integrity of our Company and a fair and transparent relationship with banks, brokers, customers, suppliers, service-providers and any other organization with which we transact business. Please refer to Chapter 8 - Anti-Bribery, Anti-Corruption, Gifts And Hospitality Policy for details.

5.4.	Maintain Confidentiality. It is a policy of the Company that information with respect to prospective or current portfolio transactions of its clients and separate managed accounts/ funds under management shall be kept confidential. No Access Person shall take personal advantage of any information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of its clients and separate managed accounts/ funds under management.

5.5.	Limits on Serving as a Director. No Supervised Person shall serve on the board of directors of any non-Group affiliated company, unless prior authorization has been obtained. Approval is to be given only if such service is consistent with the interests of the Company’s clients and separate managed accounts/ funds under management. Please refer to the procedures under the Compliance Manual Chapter 7 – Conflicts of Interest Policy. For specific separate managed accounts, there may be a requirement to seek prior approval from the client. Where such approval is given, such Supervised Person is prohibited, during the period of such service, and for a six (6) month period thereafter from: (i) engaging in any communication regarding such company with any other Supervised Person; and (ii) causing the separate managed accounts/ / funds under management with respect to which he/she has any daily or periodic responsibilities to purchase any security issued by such company.

5.6.	Any non-compliance with or violation of the general fiduciary principles and/or general prohibitions (set forth herein) may result in the imposition of sanctions upon such Supervised Person pursuant to Section 9 herein. In addition to the specific prohibitions contained in this Code, each Supervised Person and Access Person is subject to a general requirement not to engage in any act or practice that would defraud clients and/ or funds under management.

Note: This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield a Supervised Person or an Access Person from liability for personal trading or other conduct that violates the fiduciary duty owed to clients / separate managed accounts/ funds under management.

6.	Prohibitions & Limitations on Personal Securities Transactions

6.1.	No Personal Investment Transactions Based on an Access Person’s Position with the Company and the separate managed accounts/ / funds under management . No Access Person shall use such person’s position to gain personal benefit through work relationships. No such Access Person shall attempt to cause the separate managed accounts/ funds under management to purchase, sell or hold a particular security when that action may reasonably be expected to create a personal benefit to the Access Person. No Access Person shall use such person’s position to gain personal knowledge of the separate managed accounts/ funds under

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

management intra-day portfolio holdings; intra-day Securities transactions; and/or proposed Securities transactions to facilitate a Personal Investment Transaction.

6.2.	No Front Running. No employee (including Access Person) shall directly or indirectly engage in “front running” an order or recommendation. Front running consists of executing a Personal Investment Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or recommendation for purchase or sale by the Company for any separate managed accounts/ fund under management.

For avoidance of doubt, no person shall engage in a Personal Investment Transaction with respect to any Security which to his or her knowledge at the time of such transaction:

(i)	Is being recommended or considered for purchase or sale by a separate managed accounts/ fund under management; or

(ii)	Is the subject of a pending buy or sell order by a separate managed accounts/ fund under management.

6.3.	No Fraud or Manipulative Practices. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a separate managed accounts/ fund under management:

(i)	Employ any device, scheme or artifice to defraud a separate managed accounts/ fund under management;

(ii)	Make to a separate managed accounts/ fund under management any untrue statement of a material fact or omit to state to a separate managed account/ fund under managementa material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	Engage in act, practice, or course of business which operates or would operate as a fraud or deceit upon a separate managed account/ fund under management; and/or

(iv)	Engage in any manipulative practice with respect to a separate managed account/ fund under management.

6.4.	No Insider Trading. In accordance with the Company’s Insider Trading Policies and Procedures, no Access Person shall directly or indirectly, purchase or sell securities or investments while in possession of “material non-public information” (sometimes referred to as “inside information”). Nor shall such Access Person disclose such information to any third party or furnish investment advice or information to any person or entity where such advice or information is based upon or influenced by, or furnished while in possession of, such material non-public or inside information. Any Access Person who has any questions concerning whether particular information received or obtained is “material, non-public” should refer to the Company’s Insider Trading Policies and Procedures (see Compliance Manual Chapter 9 – Insider Trading, and consult the Chief Compliance Officer (or his/her designee).

6.5.	Black-out Period for Client Transactions. No Access Person may purchase or sell any security which : (a) an open or preliminary order has been entered into an investment manager’s blotter in the Company’s order management system, (b) is being purchased or sold on behalf of a client (ie an order which has been entered but not executed for a client) on that market trading day , (c) has been purchased or sold by a client during the previous market trading day, or (d) he/she has knowledge of forthcoming transaction or recommendation for account of a separate managed accounts/ fund under managementduring the next market trading day. No blackout period will apply to transactions exempted from pre-clearance, as defined in the Personal

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

Investment Dealing (“PID”) Procedure. Purchases or sales of securities executed by an Access Person during the blackout period that would otherwise by prohibited by the Code will not be deemed as a violation of the Code if Compliance subsequently determines that at the time of the transaction the Access Person had no knowledge of (c) above.

6.6.	No Short-Term Trading. No Supervised Person shall engage in short-term trading which is the purchase and sale (or sale and purchase) of the same (or equivalent) Securities within a thirty (30) calendar days period, unless such trading: (i) is for money market funds including the Cash fund or (ii) is approved by the Chief Compliance Officer (or his/her designee) pursuant to a written exception prior to the second portion of such short-term trade being initiated (such as in extreme circumstances like financial duress or compulsions due to prevailing market practice). Unless a written exception is obtained from the Chief Compliance Officer (or his/her designee), any profits realized on such short-term trading may be disgorged. See Section 9 - Consequences of Non-Compliance for details.

6.7.	No Short-Selling. No Supervised Person shall engage in any Personal Investment Transaction involving the “short-selling” of any Security.

6.8.	Limits on Transactions in Prudential plc Securities. (a) No Access Person shall engage in any Personal Investment Transaction involving Prudential plc Securities unless such transaction(s) is pre-cleared by the Company’s Compliance. Such approval from the Company’s Compliance should be obtained via email sent to compliance.pids.sg@eastspringinvestments.com. The transaction details and a copy of the contract note should be submitted via PID System (“PIDS”) with a Post Transaction notification. (b) Wherever applicable, approval should also be obtained from Group Secretariat in accordance with the Share Dealing Rules specified in Prudential’s Corporate Governance Manual (http://www.group.local/Policies-and-Procedures/Group-Governance-Manual/Useful-Information/Share-Dealing-Rules). Also, transactions under the Employee Shares Option Scheme will require pre-clearance from the Group Head Office). Prudential plc Securities currently trade as American Depository Receipts on the New York Stock Exchange (NYSE Ticker Symbol: PUK).

All transactions in Prudential plc securities (including shares acquired under ESOS) will have to be reported through PIDS. On requirements specific to transactions in the Prushareplus scheme, please refer to the PID procedures.

6.9.	Restrictions on trading in Prudential Group/ Eastspring Investments’ funds. All Supervised Persons will be prohibited from trading in Prudential Group/ Eastspring Investments’ funds managed by the Company under the following circumstances:
●	Merger of funds
●	Significant change of investment objectives of a fund
●	Information about closure of a fund
●	News on performance of underlying reference entities
●	Change in the Investment Manager of a Fund
●	Other situations as may be decided on a case to case basis by Compliance.

6.10.	Limits on Private Placements and Limited Offerings. No Access Person may directly or indirectly acquire beneficial ownership in any Securities in a Limited Offering or Private Placement without prior written approval from the Chief Compliance Officer (or his/her designee). In addition, No Access Person shall participate in any consideration of whether separate managed accounts/ funds under managementshould invest in securities of an issuer in which such Access Person has invested through a Limited Offering or Private Placement

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

without disclosing such investment of the Access Person to the other participants and the Chief Compliance Officer (or his/her designee). Under such circumstances, the decision by separate managed accounts/ funds under managementto purchase securities of the issuer shall be subject to the independent review by appropriate personnel of the Company, and appropriate sub-adviser, having no personal interest in the matter.

Employees should limit frequent trading because it may be a potential distraction from servicing clients.

6.11.	Limits on Initial Public Offerings. The following guidelines apply for Initial Public Offerings (IPOs):

(i)	Access Persons shall notify the Chief Compliance Officer that they intend to participate in IPOs, but do not need permission to apply for securities in new issues made through retail portion of a public offering, including investment in Prudential Group/Eastspring Investments funds during the launch period. In Singapore, IPOs are offered in two tranches to retail and institutional investors. Retail investors in Singapore are allocated IPO shares by ballot and are not notified of the allocation before it occurs. To clarify, clients are not disadvantaged by this system.

(ii)	Access Person must not use financing from brokers in order to subscribe for IPOs.

(iii)	Once the allocation is known for IPOs, the Access Person must advise the Chief Compliance Officer (or his/her designee) of the details of the allocation received by submitting a Post Transaction notification via the PIDS and supplying the allocation confirmation received from the Issuer within 14 calendar days of the receipt of the confirmation and completing the Quarterly Transactions Report (Appendix IV). In the case of appointed representatives, the notification must be submitted via PIDS within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

(iv)	Permission must be sought for the subsequent sale of any shares obtained through IPOs.

(v)	Please refer to Section 3(i) for limitations on private placements and limited offerings.

7.	Other Related Requirements and Policies and Procedures

7.1.	Register of Interest in Securities - Pursuant to Singapore legislation, Section 131 of the Securities and Futures Act and Regulation 4 of the Securities and Futures (Licensing and Conduct of Business) Regulations, all appointed representatives are required to maintain a Register of Interest in Securities in the prescribed Form 15 and enter in the Register, within 7 days, of any acquisition or changes of his/her interest in securities, and retain that record for at least 5 years from the date of entry. Such persons must also be fully familiar and in compliance with the various acts of law, regulations and statutes governing the licence.

Note: The securities referred to herein relate to only those securities that are listed for quotation, or quoted, on a securities exchange or recognised market operator.

7.2.	Outside Business Interests – See Chapter 7 – Conflicts of Interest Policy which sets out policy and procedure requirements in identifying and managing conflicts of interest situations such outside business interests and directorships.

EASTSPRING INVESTMENTS (SINGAPORE) LIMITED

7.3.	Anti-Bribery, Anti-Corruption, Gifts and Hospitality – See Chapter 8 – Anti Bribery and Corruption Policy (Including Gifts & Hospitality) which sets out the related legislations on anti-bribery and corruption as well as the minimum requirements that support PCA’s compliance with the Group Anti-Bribery and Corruption Policy and the relevant Group-wide statutory and regulatory requirements.

7.4.	Personal Account Dealing – All Supervised Persons, including employees, should adhere to the Personal Investment Dealing Procedures. Any Supervised Person who is unsure of how to comply with this Policy should consult with Compliance.

7.5.	Other relevant policies and procedures
●	Chapter 2 – Prudential Plc Group Code of Business Conduct
●	Chapter 3 - Code of Business and Professional Conduct
●	Chapter 9 – Insider Trading
●	Chapter 10 – Chinese Wall Procedures

8.	Consequences of Non-Compliance

8.1.	If any Supervised Person is unsure about any of the above requirements, they should seek guidance from their supervisor, the Compliance Officer or one of the Authorising Officers. The consequences of non-compliance with any of the above rules in this Code of Ethics by a Supervised Person can be severe and may result in their dismissal. The Company’s Management, where applicable, shall review any violation and may take any actions as it deems necessary and appropriate upon prior review and recommendation by the Chief Compliance Officer (or his/her designee).

8.2.	The actions against Code of Ethics violations may include but not limited to requiring a Supervised Person to reverse a transaction, which is non-compliance with any of the above rules. The Supervised Person is expected to bear any costs in this situation whilst it is anticipated that this right will be used only in special circumstances. Additionally, the Company’s Management would impose sanctions on that Supervised Person that it deems appropriate including but not limited to: a letter of censure, warnings, fines, and/or suspension or termination of the employment of the violator. In respect of profits realized from transactions, which are non-compliance with any of the above rules by a Supervised Person, that Supervised Person may be requested to give up such profits for the benefits of affected separate managed accounts or funds under management. If the Company’s Management cannot determine which separate managed accounts or funds under management were affected, the profits shall be donated to a charity chosen either by it or by that Supervised Person. Failure to disgorge profits when requested do not necessarily violate any laws, but which taken together demonstrate a lack of respect for the above rules, may result in more significant disciplinary action up to and including employment.